Filed Pursuant to Rule 424(b)(3)
                                          Registration No. 333-107225

PROSPECTUS

                        ON THE GO HEALTHCARE, INC.

This prospectus relates to the sale of up to 7,150,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with one of the selling stockholders, Dutchess Private Equities Fund,L.P., which permits us to "put" up to $2.5 million in shares of common stock to Dutchess Private Equities Fund. All costs associated with this registration will be borne by us.

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHI.OB.
On July 17, 2003, the last reported sale price of our common stock was $0.105 per share.

        The selling stockholders consist of:

        - Dutchess Private Equities Fund L.P. which intends to resell up to 5,000,000 shares of our common stock; and

        - NFC Corporation which intends to resell up to 1,000,000 shares of our common stock.

        - Mendel Rubinoff who intends to resell up to 1,000,000 shares of our common stock.

        - 1112396 Ontario Ltd. which intends to resell up to 150,000 shares of our common stock.

        Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 94% of the average of the three lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. The shares held by NFC, Mendel Rubinoff and 1112396 Ontario Ltd. were issued by us in a prior private placement.


                             ____________________

        This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss.

                   SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ____________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





          The date of this Prospectus is August 1, 2003

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY...................................................3
RISK FACTORS.........................................................5
USE OF PROCEEDS......................................................8
DILUTION.............................................................9
CAPITALIZATION......................................................10
DIVIDEND POLICY.....................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS.............................10
DESCRIPTION OF BUSINESS.............................................13
DESCRIPTION OF PROPERTY.............................................17
MANAGEMENT..........................................................18
EXECUTIVE COMPENSATION..............................................19
RELATED PARTY TRANSACTIONS..........................................20
MARKET FOR OUR COMMON STOCK.........................................20
REPORTS TO SECURITYHOLDERS..........................................20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......21
SELLING STOCKHOLDERS................................................22
DESCRIPTION OF SECURITIES...........................................23
PLAN OF DISTRIBUTION................................................23
LEGAL PROCEEDINGS...................................................26
LEGAL MATTERS.......................................................26
EXPERTS.............................................................26
FINANCIAL STATEMENTS...............................................F-1

                             PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

                         ON THE GO HEALTHCARE, INC.

        We incorporated in the State of Delaware on July 21, 2000. International Mount Company Limited, which was incorporated under the laws of Canada in August 1993, is our wholly owned subsidiary. We acquired International Mount on July 21, 2000, through the issuance to its shareholders of 16,000,000 shares of our common stock, in exchange for all of the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement. We conduct business directly and through our subsidiary.

        Through our subsidiary, International Mount, we are a manufacturer of healthcare products targeting the home healthcare, medical, rehabilitation and long-term care markets in Canada. We currently manufacture, market and distribute portable reusable heating pads, molded cases for pills, condoms and tampons and a child padded training seat under our own brand names throughout Canada and the United States. We maintain manufacturing and distribution facilities in Canada. We continuously seek to expand our product lines by increasing our investment in product development, relevant acquisitions, and through the forming of strategic alliances with other companies. Our primary marketing strategy is directed towards hospitals, nursing homes, physicians, home healthcare and rehabilitation re-distributors, as well as both wholesalers and retailers of healthcare products, including drug stores, catalog companies, pharmacies, home-shopping related businesses, and certain governmental agencies. Currently, our primary customers are independent retailers, franchised drug stores and wholesalers.

        Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is
(905)760-2987.


                               THE OFFERING

This offering relates to the resale of our common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

common stock offered by Dutchess Private Equities Fund, L.P....5,000,000 shares common stock offered by NFC Corporation........................1,000,000 shares common stock offered by Mendel Rubinoff........................1,000,000 shares common stock offered by 1112396 Ontario Ltd......................150,000 shares


        We have entered into an Investment Agreement also referred to as an Equity Line of Credit with Dutchess Private Equities Fund. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $2.5 million in shares of our common stock for a purchase price equal to 94% of the average of the three lowest closing bid prices on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be limited by our common stock's trading volume and other factors set forth in the Investment Agreement. In turn, Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions. We are also registering the resale of 2,150,000 shares of issued and outstanding common stock, which were issued to 1112396 Ontario Ltd, Mendel Rubinoff and NFC prior to filing of the registration statement of which this prospectus is a part. To the best of our knowledge, 1112396 Ontario Ltd, Mendel Rubinoff and NFC are unaffiliated with Dutchess.


Use of proceeds............We will not receive any proceeds from this offering.

                  OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE
                  ---------------------------------------------------------

The following table outlines our capital stock as of the date of this prospectus:


Common Stock outstanding
     Before the offering...........................36,548,500  shares(1)
      After the offering...........................41,548,500 shares(1)(2)


(1) Assuming no exercise of options to purchase up to 650,000 shares of common stock pursuant to two consulting agreements filed in our S-8 dated
    April 30, 2003 and 200,000 shares of common stock pursuant to a consulting on July 15, 2003
(2) Assumes that we put 5,000,000 shares to Dutchess during the term of the Investment Agreement.



                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following summary financial information has been derived from our financial statements and should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this prospectus.



                                 Nine months ended            Year ended
                                     April 30,                  July 31,
                                  2003        2002          2002        2001
                            -----------  ----------    ----------  ----------
Sales                       $   58,312     $54,808       $75,993     $11,274
Net loss                      (133,140)    (97,193)     (129,263)   (135,957)
Net loss per common share       ($0.00)     ($0.01)       ($0.01)     ($0.01)

Working Capital (Deficiency)    96,974     (71,483)        4,359      (1,454)
Total assets                   282,533     232,411       201,331     372,199
Total number of issued
  common shares             35,548,500  18,238,500    29,613,500  17,858,500
Deficit                       (449,271)   (284,060)     (316,131)   (186,868)
Total shareholders equity      151,017     100,685       126,300     268,457

                                 RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this prospectus. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                        RISKS RELATED TO OUR BUSINESS


We had losses since our inception and expect losses to continue in the future. We may never become profitable.

        We had a net loss of $129,263 for the year ended July 31, 2002 and a net loss of $135,957 for the year ended July 31, 2001. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.


We could go out of business and you may lose your investment if we are unable to develop or market our products.

        Since our inception, we have engaged in limited business activities manufacturing healthcare products. The manufacture of our products may require further capital investments, development and regulatory approvals. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. These include, but are not limited to, unanticipated problems and costs related to development, regulatory compliance, production, marketing, economic and political factors and competition. We may not be able to develop, provide at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.


If we lose the research and development skills and manufacturing capabilities of our founder, our ability to attain profitability may be impeded.

        Stuart Turk founded On The Go with the intent of capitalizing on the growing market opportunity for healthcare products. He leveraged his research and development skills and manufacturing capabilities to begin the company.
He has invested the necessary start-up costs to date from his personal finances. Stuart Turk founded On The Go with the intent of capitalizing on the growing market opportunity for healthcare products. He leveraged his research and development skills and manufacturing capabilities to begin the company. He has invested the necessary start-up costs to date from his personal finances.

        Mr. Turk is critical to our expansion to the next level of growth.
Mr. Turk continues to be our chief product designer and engineer. Our success depends, in large part, upon Mr. Turk's continued availability and our ability to attract and retain highly qualified technical and management personnel.
If we were to lose the benefit of his services, our ability to develop and market our products may be significantly impaired, which would impede our ability to attain profitability. Mr. Turk holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure raw product availability on time that is competitively priced.
The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people. We presently have no employment agreements with any of our key personnel.

We may not be able to obtain raw materials at an acceptable cost to make our products, and therefore, we may not be able to generate revenues.

        We rely on the performance and cooperation of independent suppliers and vendors of our raw materials whose services are and will be a material part of our products. We do not have, nor will we have, any direct control over these third parties. Furthermore, we do not have any formal agreements with our suppliers. If we lose a key supplier, we may not be able to find a
cost-effective replacement.   If we are unable to obtain raw materials at an
acceptable cost, we will not be able to produce our products, and therefore, we may not be able to generate revenues.


You will have no control over our policies and affairs.

        Upon completion of the offering, our original shareholders will own at least 66% of our outstanding common stock. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors.

        Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. He will continue to hold a substantial portion of our voting securities even if we put 5,000,000 shares of common stock to Dutchess pursuant to our Investment Agreement with Dutchess are exercised. Mr. Turk's holdings may delay, deter or prevent transactions, such as tender offers, that would otherwise benefit investors.


If we lose the exclusive use of the name and product of Healing Heat Sensation, our revenues may decline.

        We do not own any patents or trademarks for any of our products. While we have registered the business name of Healing Heat Sensation in Ontario, Canada, such registration merely provides us with a registered name to do business under. It does not provide protection for the products manufactured under that name. In addition, we do not own patents on our products, and do not intend to file for patent protection on these products or the Healing Heat Sensation name. Therefore, another company could recreate our products or use the name of Healing Heat Sensation in connection with the products they manufacture, which would adversely affect our revenues.


To increase our revenue, we must increase our sales force, and expand our distribution channels. If we are not successful in these efforts, our business will not grow.

        To date, we have sold our products primarily through our two person direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships. We may not be able to successfully expand our tele-sales force or other distribution channels, and any such expansion, if achieved, may not result in increased revenue or profits.


We may encounter difficulties managing our planned growth, which would adversely affect our business.

        As of July 21, 2003 we had 6 employees. We intend to expand our customer base and develop new products. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we will be subject to additional reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

                RISKS RELATED TO THIS OFFERING AND OUR STOCK

"Penny Stock" rules may make buying or selling our securities difficult.

        Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.


Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

        The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.


Dutchess will pay less than the then-prevailing market price of our common stock which may cause our stock price to decline.

        The common stock to be issued under our agreement with Dutchess will be purchased at a 6% discount to the average of the three lowest closing bid prices for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than your paid for it.


Our securities have been thinly traded on the over-the-counter bulletin board, which may not provide liquidity for our investors.

        Our securities are quoted on the Over-the-Counter Bulletin Board.
The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We may not be able to access sufficient funds under the equity line of credit with Dutchess when needed.

        We will depend on external financing to fund our planned expansion. We expect that these financing needs will be primarily met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed. As a result, we may not be able to grow our business as planned.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

        Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.


We do not intend to pay dividends in the foreseeable future, therefore, you may never see a return on your investment.

        We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities offered in this prospectus.



                                USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 94% of the average of the three lowest closing bid prices of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $25,000.


                                                   Proceeds       Proceeds
                                                 If 100% Sold    If 50% Sold
                                                 ------------    -----------
Gross proceeds                                     $493,500        $246,750
Estimated accounting, legal and
associated expenses of Offering                    $ 25,000        $ 25,000
                                                  ---------       ---------
Net Proceeds                                       $468,500        $221,750
                                                  =========       =========

                                       Priority    Proceeds        Proceeds
                                                  ---------       ---------
Sales and marketing                       1st      $160,000        $ 80,000
Working capital and general
corporate expenses                        2nd      $118,500        $ 50,000
Inventory and raw materials               3rd      $ 60,000        $ 30,000
Machinery, new product
development and testing                   4th      $ 80,000        $ 40,000
Expansion of internal operations          5th      $ 30,000        $ 15,000
Facilities and capital expenditures       6th      $ 20,000        $  6,750
                                                  ---------       ---------
                                                   $468,500        $221,750
                                                  =========       =========

        Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

                        DETERMINATION OF OFFERING PRICE

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                  DILUTION

        Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to On The Go Healthcare, Inc., our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the Common Stock to be issued under our Investment Agreement with Dutchess. The amount of dilution will depend on the offering price and number of shares to be issued under the Investment Agreement. The higher the offering price, the greater the dilution to new investors. The following example shows the dilution to new investors at an offering price of $0.105 per share.

        If we assume that On The Go Healthcare, Inc. issues 5,000,000 shares of common stock under the Investment Agreement with Dutchess at an assumed offering price of 94% of $0.105 per share , less the offering expenses of $25,000, our net tangible book value as of April 30, 2003 would have increased by $468,500 from $151,017 ($.004 per share) to $619,517
($0.015 per share). This represents an immediate increase in net tangible book value to existing shareholders of $0.011 per share and an immediate dilution to new shareholders of $0.09 per share, or 85.7%. The following table illustrates the per share dilution based on the issuance of 2,500,000 shares (50%) or 5,000,000 shares (100%):





                                 Dilution Table


Number of Shares          Net tangible book value     Net Tangible Book Value
Before Offering              Before Offering,         Per Share Before Offering

  36,548,500                    $151,017                      $0.004
-------------------------------------------------------------------------------
Total Number of           Total Amount Of Money
Shares After              Received For Shares, Net
Offering                  of estimated Offering Costs
  50%      or 100%        50%      or     100%
39,048,500 or 41,548,500  $221,750 or     $468,500
-------------------------------------------------------------------------------
Pro-Forma Net             Net Tangible Book           Pro-Forma Increase Per
Tangible Book             Value Per Share             Share Attributed To
Value Per Share           Before Offering             Shares Offered Hereby
After Offering
50%    or     100%                                    50%     or     100%
$0.01  or     $0.015              $0.004              $0.006  or     $0.011
-------------------------------------------------------------------------------
   Offering               Pro-Forma Net               Pro-Forma Dilution to
Price Per Share(1)        Tangible Book Value         Public After Offering
                          Per Share                   (Your Dilution)
                          50%    or     100%          50%     or     100%
    $0.105                 $0.01  or     $0.015       ($.095) or     ($0.090)
-------------------------------------------------------------------------------


50% based on 2,500,000 shares of common stock issued under our Investment Agreement with Dutchess
100% based on 5,000,000 shares of common stock issued under our Investment Agreement with Dutchess
(1) The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience.

                                CAPITALIZATION

        The following table sets forth our capitalization as of April 30, 2003 adjusted for one million shares issued prior to this offering in July 2003. The pro forma information includes and accounts for the effects of the anticipated results of the completion of the sale of 2,500,000 shares of our common stock if 50% are put to Dutchess under our Investment Agreement or 5,000,000 shares of our common stock if 100% are Put to Dutchess under our Investment Agreement at an assumed offering price of $0.105 per share (after deduction of the estimated expenses of the offering)

                                       April 30, 2003  Proforma as  Proforma as
                                                        Adjusted     Adjusted
                                                         if 50%       if 100%
                                                         Put to       Put to
                                                        Dutchess     Dutchess
                                      -----------------------------------------
Current liabilities:
  Bank indebtedness                   $  14,968       $  14,968     $  14,968
  Accounts payable and
    accrued expenses                    $29,623       $  29,623     $  29,623
                                     ----------       ---------     ---------
Total current liabilities                44,591          44,591        44,591
                                     ----------       ---------     ---------
Notes payable to related parties         86,925          86,925        86,925
                                     ----------       ---------     ---------
Stockholders' equity:
  Common stock; $.0001 par value;
    50,000,000 shares authorized;
    36,548,500, 39,048,500, and
    41,548,500 shares issued and
    outstanding at April 30, 2003
    adjusted, proforma 100% and
    pro forma 50%, respectively           3,655           3,905         4,155
  Additional paid-in capital            603,773         825,273     1,071,773
  Accumulated other comprehensive(loss)  (7,140)         (7,140)       (7,140)
  Accumulated deficit                  (449,271)       (449,271)     (449,271)
                                     ----------       ---------     ---------
Total stockholders' equity              151,017         372,767       619,517
                                     ----------       ---------     ---------
                                      $ 282,533       $ 504,283     $ 751,033
                                     ==========       =========     =========


                                DIVIDEND POLICY

        We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

Overview

        We have a limited operating history and conduct our operations through our wholly owned subsidiary, International Mount, which manufactures and sells a line of home healthcare products targeting the home healthcare, medical, rehabilitation and long-term care markets under the brand name Healing Heat Sensation.

        On July 21, 2000, we acquired International Mount via a cash payment of $198 and the exchange of 16,000,000 shares of our common stock for all of the outstanding stock of International Mount. As both companies were under common control of Mr. Stuart Turk at the time of the merger, the transaction was accounted for at historical cost in a manner similar to that in pooling of interests accounting and our consolidated financial statements reflect the combined results of the company and its wholly owned subsidiary International
Mount. Our fiscal year end is July 31.   International Mount began its
operations in August 1993. This gave International Mount the ability to initiate its operations in the market niches that we are currently exploiting today in the manufacture and sale of home healthcare products.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, and impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

        We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of shipment. Sales are reflected net of discounts and returns.

        The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

        Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

        Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

        Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

        Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

        We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

        We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

        We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.

Results of Operations

For the Nine Months Ended April 30, 2003 and April 30, 2002

Revenues

        Revenues increased from $54,808 for the nine months ended
April 30, 2002 to $58,312 for the nine months ended April 30, 2003. The increase in revenues is mainly attributable to the number of stores, which have agreed to carry our products.

Selling, General and Administrative Expenses

        Expenses increased from $153,714 for the nine months ended
April 30, 2002 to $167,050 for the nine months ended April 30, 2003. The increase can be mainly attributed to rental of equipment.

Net loss

        Our net loss from continuing operations increased approximately $36,000 from approximately $97,200 for the nine months ended April 30, 2002 to a net loss of approximately $133,200 for the nine months ended
April 30, 2003. Among the significant items impacting the net loss of 2003 were the rental of equipment and the reduction in the benefit from the recovery of income taxes.

For the Fiscal Years Ended July 31, 2002 and July 31, 2001

Revenues

        Revenues increased from $11,274 for the year ended July 31, 2001 to $75,993 for the year ended July 31, 2002. The increase in revenues is mainly attributable to the resumption of sales after completing the re-engineering of our moulds and dies. To stay competitive, we felt it was necessary to stop production of our products for several months in order to convert our moulds and dies to reduce costs and increase our margin. We are still producing and selling the same products, however we are now doing so in a more competitive manner. We have increased the number of sales people focused on selling our products.

Selling, General and Administrative Expenses

        Expenses decreased by approximately 28% from $234,723 for the year ended July 31, 2001 to $169,666 for the year ended July 31, 2002. The decrease can be mainly attributed to the decrease in consulting fees and management salaries.

Net and comprehensive loss

        We experienced a decrease in our net loss of approximately $6,700 from approximately $136,000 for the year ended July 31, 2001 to a net loss of approximately $129,300 for the year ended July 31, 2002. The comprehensive loss decreased by $25,000 from $138,000 to $113,000. Among the significant items impacting the 2002 results were increased sales volume, valuation allowance for deferred income taxes and reduced consulting fees and management salaries.

        The weighted average shares outstanding for the year ended
July 31, 2002 was 19,062,250 an increase of 2,051,294 shares from the year ended July 13, 2001.

Liquidity and Capital Resources

        Current assets totaled $141,565 as of April 30, 2003 an increase of approximately $83,000 over the July 31, 2002 amount of $58,544. The increase is due primarily to prepaid expenses for consulting agreements for services to be rendered for a total of prepaid expenses as of April 30, 2003 of $60,806. The balance of the increase is the result of increases in accounts receivable and inventory.

        Current liabilities totaled $44,591 as of April 30, 2003 a reduction of approximately $9,500 as compared with $54,185 at July 31, 2002. The decrease was primarily attributable to a reduction in management salaries payable through a capital contribution of $12,842 offset by increases in other trade payables.

        For the nine months ended April 30, 2003, the cash required for operations was $59,087 as compared to $135,360 for the nine months ended April 30, 2002. The reduction in the cash requirement is due to the reduction in accounts receivable and inventory build up required in 2002 and the reduction in the net loss sustained in 2003 when non-cash expenses are eliminated as compared to 2002.

        For both the nine months ended April 30, 2003 and April 30, 2002, we used $0 of cash for investing activities.

        For the nine months ended April 30, 2003, we had cash provided by financing activities of $60,334 as compared to cash provided by financing activities of $106,145 for the nine months ended April 30, 2002. The primary source of financing has been proceeds on loans from related parties for the nine months ended April 30, 2003. In the nine months ended April 30, 2002, we received $95,148 on the issuance of common stock as part of a private placement. The cash required for deferred offering costs reduced from $9,794 for the nine months ended April 30, 2002 to nil for the nine months ended April 30, 2003.

        To April 30, 2003, we have not been profitable and have experienced negative cash flows from operations. Operations have been financed through the issuance of stock and loans from related parties.

        We expect our primary sources of liquidity to be funds generated by operations. We believe that we have sufficient funds to fund our operations for a minimum of 12 months. Our short-term operating requirements are between $5,000 and $6,000 per month to cover salaries, rent, gas, utilities and miscellaneous operating expenses. We do not have any material commitments for capital expenditures. We can support our short-term requirements by the sale of 25 to 35 pieces of product per day. Currently, we are selling 40 to 80 pieces of product per day and have a minimum of four months of inventory on hand in raw and finished goods. Therefore, management believes that we will have sufficient funds to cover our short term operating and capital requirements. Our long-term operating requirements are between $20,000 and $30,000 to cover our operating expenses including increased expenses for sales and marketing and hiring of additional personnel.


DESCRIPTION OF BUSINESS

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement. We conduct business directly and through our International Mount subsidiary.

On The Go

        On The Go manufactures and markets the following products:

        * Pill Carrying Case: The product is a protective convenient carrying case for pills with four individual compartments and secured closure for discrete and easy storage.

        * Condom Carrying Case: The product is a protective convenient carrying case that holds up to three Condoms with secure closure for discrete and easy storage.

        * Tampon Carrying Case: The product is a protective convenient carrying case that holds two tampons with secure closure for discrete and easy storage.

        * Padded Training Seat:  The product is a child potty training seat.

        All On The Go cases are available with a textured surface and made of one piece hinged polypropylene plastic for strength and durability.

Healing Heat Sensation


        Healing Heat Sensation, or HHS, is a registered division of International Mount. We manufacture, market and distribute a range of healthcare products under the HHS brand name. HHS products are marketed to distributors and other consumers, principally hospitals, nursing homes, physicians, home healthcare and rehabilitation dealers, healthcare product wholesalers and retailers, including drug stores, catalogue companies, pharmacies, home-shopping related businesses and certain government agencies.

        Product lines marketed by HHS include therapeutic heat pack products for the acute care, long-term care and consumer markets. HHS also sells heat packs through a distribution/dealer network, which includes cart/kiosk retailing programs located in consumer outlets. HHS's principal product, Healing Heat Sensation, is not a new invention. However, prior to 1990 it was sold primarily as a novelty and hand warmer. HHS's approach is to focus primarily on the therapeutic aspects of the products.

Current Product Offerings Include:

        * Large 8"X18" Reusable / Portable Heat Pack
        * Medium 8"X8" Reusable / Portable Heat Pack
        * Small 4"X10" Reusable / Portable Heat Pack
        * Mini 3"X4" Reusable / Portable Heat Pack

How Healing Heat Sensation Packs Work

        As the Healing Heat Sensation packs change from a resting to a heat generating state there is an element of visible sensationalism that the product undergoes. Simple flexing of the metal disk contained within the pack starts a crystallization process of the pack contents. The consumer can see this process very vividly as they watch the pack crystallize.

        The Healing Heat Sensation pack contains a solution of sodium acetate and water. Sodium acetate is good for super cooling. It freezes at 130 degrees Fahrenheit or 54 degrees Centigrade, but it exists as a liquid at a much lower temperature and is extremely stable. Clicking the disk forces a few molecules to change to a solid state, and the rest of the liquid then rushes to solidify as well. The temperature of the solidifying liquid jumps up to 130 degrees Fahrenheit in the process, while maintaining its flexibility.

        When you boil the crystallized pack you melt it back to the liquid state. Every crystal must be completely melted or the liquid will quickly re-solidify. You can repeat this cycle forever theoretically, just as you can freeze and melt water as many times as you like.  There are no consumables
involved in the conversion process and therefore, nothing to wear out.   The
sealed, plastic containment pouch is constructed of custom formulated, poly vinyl chloride and when appropriately cared for, can last forever.

Sales and Marketing

        Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of two full time salaried sales representatives and one independent sales representative working solely on commission. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces. We hope to develop an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target approximately 8,000 business customers, i.e., wholesale distribution networks and retail drug chains, throughout North America.

        We also plan to establish an international sales force consisting of independent commission-only representatives located overseas. In order to expand our presence in the European, South American, and South African markets, we will consider opportunities to enter into a multi-year non-exclusive European, South American and South African distribution agreements for a range of our products with an original equipment manufacturer and supplier of medical products. As of July 21, 2003, we have not initiated our international sales plans nor have we identified a potential partner.

        Our products currently do not need to comply with any requirements imposed by government agencies in our target markets.

        We market our products using a variety of programs and materials including print advertising, product brochures, cooperative advertising programs and sales promotions to reinforce our ongoing commitment to satisfy the needs of its customers. We plan to develop product line videotape, a CD-ROM version of our catalog and expand our interactive Internet web site.

        We developed a three-year sales and marketing plan that will focus on:
        (i) increased representation and sales growth through retail locations wholesale divisions and worldwide Internet distribution;
        (ii) positioning ourselves as a contender in providing our products to our present market (North America), South America and other emerging markets, at the most economical price;
        (iii) building on our successful relationships with customers and suppliers
        (iv) increasing market penetration through business to business and web based representation of newly sourced products, and
        (v) continuing negotiations with target corporations in related manufacturing and drug-chain businesses, leading to strategic alliances and acquisitions.

Marketing Plan

        We believe that we have developed a solid reputation with our suppliers. In the development of our marketing plan, we anticipate building on our current revenue base and developing our product distribution plans based on the following key areas of experience and success:

        (i)    strong existing presence in Canada and United States,
        (ii) the development of distribution network representation in South America and emerging countries,
        (iii) a close working relationship between management and suppliers, distributors and retailers,
        (iv)   specialized private labeling for specific customers and markets,
        (v)    market penetration in current target markets,
        (vi)   acceptance by leading manufacturers and the trade press,
        (vii)  a well-tested line of quality products, and
        (viii) quality customer service.

Strategic Alliances

        An important part of our marketing strategy is to develop relationships with manufacturers who wish to significantly increase their own product sales through a network of distributors and drug-chains offering high demand products at reasonable prices. We believe we will be able to capitalize on manufacturers' product marketing programs, sales forces and distribution strategies.

        As of July 21, 2003 we have not entered into any strategic alliances with any manufacturers.

Wholesale Operations

        We intend, in certain markets, to wholesale product lines other than those that will carry the HHS or On the Go labels. Because of our large purchasing power, we believe that we have the ability to make large volume purchases of manufacturer's clearance and ends-of-lines and the infrastructure to add bottom line value while levering off of these products.

        The products we intend to add fall into two categories: (i) accessories for our own products, such as, heat pad pouch and straps, and (ii) plastic mold injection products that are more economical to source locally. We do not currently have any suppliers from whom we will buy any pre-made products but are actively reviewing items on an ongoing basis.

Competition

        We compete with other manufacturers and distributors who offer one or more products competitive with the HHS products and our added training seat. However, we believe that no single competitor serving our markets offers as competitive a product as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers such as:

        * Reheater, USA and Hood Thermo-Pad Canada Ltd, Canada;
        * Prism Enterprise, USA;
        * Ginsey Inc.;
        * Doral Juvenile group;
        * The First Years Inc.; and
        * Mommy's Helper Inc.

Customers

        Our products are marketed principally to hospitals, nursing homes, physicians, home healthcare and rehabilitation dealers, healthcare product wholesalers and retailers, including drug stores, catalog companies, pharmacies, home-shopping related businesses and certain governmental agencies. We also market and sell our products to the consumer market by distribution into drug store chains, mass merchandisers and department stores. Consumers who purchase from such stores usually do so upon the advice of physicians, hospital discharge planners, and nurses or other professionals. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

        We do not depend on one or even a few major customers. We sell our products to customers of all sizes, from a cart operator to large national chain pharmacies. As of June 25, 2003, we estimate that we had 225 customers and that our revenue mix is about 80% from large national pharmacies, 15% from independent retailers and 5% from wholesalers.

Distribution/Dealer Network

        We provide same-day and next-day services to our customers through our distribution network. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

        As of July 21, 2003, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

Manufacturing and Product Sourcing

        We design and manufacture our principal products including HEALING HEAT SENSATION reusable, portable heating packs and the On The Go Padded Training Seat. The raw materials include, but are not limited to; custom formulated Poly Vinal Cloride, or PVC, Acrylonitrile Butadiene Styrene, Polypropylene, sodium acetate and water. Our operations rely on a just-in- time, or JIT, manufacturing processes. With JIT, our production is triggered by immediate customer demand and our inventories of finished good are either nonexistent or kept to a minimum. We only build products to meet a customer's shipment schedule. Our inventory requirements are therefore minimized and we only stock special order raw materials, ie., custom formulated PVC. All other supplies used in the manufacturing process are readily available from any number of local suppliers, at competitive prices and delivered within 24 hours in most cases.

        There is no environmental liability associate with the production of our products. The main products used in the heating pads are sodium acetate and water. Sodium acetate is a food additive used, for example, in salt and vinegar chips, and therefore presents no environmental risk. Further, there are no special handling instructions for shipment, storage or disposal. Our chemicals, which are classified as Food Grade, are not considered hazardous in the United States or Canada. There can be no damages from their use or misuse, nor are they currently being studied for environmental hazard potential.

Trademarks

        We believe that our business is dependent in part on its ability to establish and maintain patent protection for its proprietary technologies, products and processes, and the preservation of our trade secrets. We currently have not applied and do not hold any patents relating to any of our product lines.

        We have registered the business name of Healing Heat Sensation as a division of the International Mount Company Ltd. under the laws of Ontario, Canada. The registration provides us solely with another registered name to do business under, but does not provide us with protection for the products manufactured under that name.

        We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products. However, we presently have no plans to protect the name of Healing Heat Sensation.

Governmental Regulation

        The healthcare industry is affected by extensive government regulation at the Federal, provincial, and state levels. In addition, through the Ontario Health Insurance Plan, or OHIP, Medicare, Medicaid and other programs the Federal, provincial, and state governments are responsible for the payment of a substantial portion of the Canadian and United States healthcare expenditures. Changes in regulations and healthcare policy occur frequently and may impact the current results of the growth potential for and the profitability of our products in each market. Although we are not a direct provider under OHIP, Medicare and Medicaid, many of our customers are providers under these programs and depend upon such governmental agency's reimbursements for a portion of their revenue. Changes in regulations may adversely impact our revenues and collections indirectly by reducing the reimbursement rate our customers receive and consequently placing downward pressure on prices charged for our products.

        The Federal Food, Drug and Cosmetic Act and regulations issued or proposed thereunder provide for regulation by the Food and Drug Administration, or FDA of the marketing, manufacturing, labeling, packaging and distribution of medical devices and drugs. Our current products do not require FDA approval. Among these regulations are requirements that medical device manufacturers register with the FDA, list devices manufactured by them and file product incident reports. They also have product labeling requirements, and premarket notification filings for certain product classes. We are not required, at this time, to comply with the FDA's "Current Good Manufacturing Practices for Medical Devices" regulations, which set forth requirements for, among other things, our quality system for the manufacturing and distribution operations.

        Current FDA regulations have no impact on us and we do not have any specific plans to manufacture any products at this time that might be subject to FDA regulations. However, this may change in future years as we expand our product line and increase our manufacturing operations. To date, we do not have the need to comply with the requirements imposed by the FDA or other United States or Canada government agencies. Notwithstanding, we believe that the manufacturing and quality control procedures we employ substantially conform to the requirements of the FDA.

Product Development

        We have only conducted routine product development over the past two fiscal years. During such period, we spent approximately $25,000 on routine product development that includes the construction of moulds, dies and machinery used in the manufacturing of our current products.

Employees

        As of July 21, 2003, we had 6 full time employees and 1 subcontractor. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.


                             DESCRIPTION OF PROPERTY

        We are headquartered in Toronto, Ontario, Canada where we lease a 6,500 square foot facility in support of its marketing, manufacturing and distribution requirements. We have issued 150,000 shares pursuant to a 15-month lease that expires in January 2004. We believe this facility is adequate for our needs for the next 2 years.

                                   MANAGEMENT

Directors, Executive Officers, Promoters And Control Persons

        Our executive officers and directors and their ages as of the date of this prospectus are as follows:

Name                            Age        Position (All held as of inception)
-------------------------------------------------------------------------------
Stuart Turk (1)                 34         President,Chairman, CEO and Director

Evan Schwartzberg, BA, CCM      36         Chief Financial Officer and
                                           Accounting Officer

Ralph Magid, B.A.Sc.,           55         Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                42         Director

Carol Segal (1)                 51         Secretary and Treasurer
-------------------------------------------------------------------------------
(1) Ms. Segal is Mr. Turk's aunt.


Biographies of executive officers and directors

        Stuart Turk, Chairman, President and CEO. Mr. Turk has been our Chairman, President and Chief Executive Officer since our inception in July 2000. Prior to this Mr. Turk founded and was President of International Mount Company Limited, which was incorporated under the laws of Canada in August 1993. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the CEO of The Cellular Connection.

        Evan Schwartzberg, BA, CCM. Chief Financial Officer and Accounting Officer. Mr. Schwartzberg has been our Chief Financial and Accounting Officer since our inception in July 2000. Currently, and since 2000, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

        Ralph Magid, B.A.Sc., MBA, P.Eng., P.E.O., Director. Mr. Magid has been our director since our inception in July 2000. Currently, and since 1993, Mr. Magid has been the secretary and treasurer of Tipton Realty, a development company. Mr. Magid is also currently, and since 1998, the president of Innotech Capital Corp., a company that assists with research and development grants.
Mr. Magid has more than 25 years of experience in manufacturing and operations, both in Canada and internationally. Mr. Magid holds a B.A.Sc. and an MBA from York University and a P.Eng. from the University of Toronto. Mr. Magid is a member of the Professional Engineers of Ontario.

        Randal A. Kalpin, Director. Mr. Kalpin has been our director since our inception in July 2000. Currently, and since 1989, Mr. Kalpin has been the President and CEO of Compuquest Inc. a Toronto based company. Compuquest addresses the computer sales and service needs of corporate Canada. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

        Carol Segal, Secretary and Treasurer. Ms. Segal has been our Secretary and Treasurer since our inception in July 2000]. Presently, and since 1987, Ms. Segal is a group leisure travel consultant with the Travel Network Corp.
In addition, Ms. Segal was an agent with TA Connell Real Estate from 1987 to 1997. Ms. Segal has over 20 years of experience in business.

Number and Election of Directors

        We have three directors: Stuart Turk, Ralph Magid and Randal A. Kalpin. Directors are elected annually.

Audit Committee

        The Audit Committee of the Board of Directors is responsible for the compensation and oversight of our independent auditors, review of the scope of the audit services provided by our independent accountants, and review of our accounting practices and internal accounting controls. Currently, the members of the Audit Committee are Messrs. Magid and Kalpin.

Compensation Committee

        The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our equity compensation plan and other employee benefits plans that we may adopt from time to time. Currently, the members of the Compensation Committee are Messrs. Magid and Kalpin.

Employment Agreements with Key Persons

        We presently have no employment agreements with any of our key personnel.

Limitations on Officer and Director Liability

        Our articles of incorporation provide, as permitted by governing Delaware law, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages relating to an officer's or director's position with the exception for liability (i) for breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our by-laws provide for indemnification of directors to the full extent of the law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.


                            EXECUTIVE COMPENSATION

        The following table presents a summary of the compensation paid to our Chief Executive officer during the last three fiscal years. No other executive officers' total compensation exceeded $100,000. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.

                                          Year    Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,                              2001    $80,000$  $ -0-    $    -0-
President, Chairman,                      2002    $  -0-    $ -0-    $    400
CEO and Director                          2003    $  -0-    $ -0-    $ 20,000
-------------------------------------------------------------------------------
(1)We issued Mr. Turk 75,000 shares as director's compensation in 2002 and 1,000,000 common shares for services as Chairman and CEO in 2003.


Director Compensation

        We issued 75,000 shares to each director in 2002. The directors received no other compensation.

                        RELATED PARTY TRANSACTIONS

        Immediately upon our formation in July 2000, we acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. We paid $198 for the assets of International Mount in exchange for all of the outstanding shares of International Mount. In addition, Mr. Turk was given 16,000,000 shares of our common stock in exchange for his shares of International Mount.


        Mr. Turk has financed us since our inception through the use of his own personal financial resources. Our financial statements as of April 30, 2003 reflect a loan of $ 86,925 from The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. The loan is non-interest bearing, unsecured, and is not necessarily indicative of the terms and amounts that would have been incurred had a comparable loan been entered into with an independent party.
The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        The company has signed an agreement that for the period November 1,2002 to January 31, 2004 rent will be paid for by the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party.
The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.


                        MARKET FOR OUR COMMON STOCK

        Our common stock has traded over the counter and has been quoted on the OTCBB since February 5, 2003. The stock currently trades under the symbol "OGHI.OB." Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.
The high and low bid information for our shares for each quarter since we began trading, so far as information is reported on Bloomberg, are as follows:


   2003                  Low             High
--------
April 30                $0.02           $0.15
 July 30*               $0.08           $0.18

*Through July 18, 2003.


Number of Stockholders

        We had approximately 52 record holders of our common stock as of July 16, 2003.


                        REPORTS TO SECURITY HOLDERS

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports, and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street N.W.,
Washington D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at (800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to On The Go Healthcare, Inc., 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K. 4Y2 Telephone requests may be directed to us at (905) 760-2987 ext 300.

        We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of July 16, 2003 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2002 fiscal year and (iv) all of our directors and current executive officers as a group:


                                                Amount and
                                                Nature of
                                                Beneficial        Percentage
Name and Address of Beneficial Owner(1)         Ownership         of Class(2)
-----------------------------------------------------------------------------
Stuart Turk                                     27,275,000(3)           75.0%
Evan Schwartzberg                                   75,000                 *
Ralph Magid                                         75,000                 *
Randal A. Kalpin                                    75,000                 *
Carol Segal                                         75,000                 *
                                                ----------        ----------
All directors and current executive
officers as a group (5 persons)                 27,575,000              76.0%
                                                ==========        ===========
-----------------------------------------------------------------------------
* Less than 1% of outstanding shares of Common Stock.


(1) The address of all individual directors and executive officers is c/o
    On The Go Healthcare, Inc., 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on July 16,2003 was 36,548,500 shares. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(3) Includes 12,000,000 shares owned by The Cellular Connection Ltd. which Mr. Turk controls.

                             SELLING STOCKHOLDERS

        Based upon information available to us as of July 16, 2003 , the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.



Name and address      Number of Shares     Number of Shares    Number of Shares
of beneficial owner   Beneficially Owned   Offered             Owned After
                                                                Offering(1)
-------------------------------------------------------------------------------
Dutchess Private
Equities Fund, LP(2)           -0-          5,000,000(3)             -0-

NFC Corporation(4)       1,000,000          1,000,000                -0-

Mendel Rubinoff          1,000,000          1,000,000                -0-

1112396 Ontario Ltd.       150,000            150,000                -0-
-------------------------------------------------------------------------------

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.
(2) The principals of Dutchess Private Equities Fund, LP are Michael Novielli and Douglas Leighton.
(3) Consists of shares that may be issued pursuant to an Equity Line Agreement.
(4) The principal of NFC Corporation is Geoffrey J. Eiten.

                           DESCRIPTION OF SECURITIES

        We have authorized 50,000,000 shares of common stock, $.0001 par value per share. As of July 16, 2003 there were 36,548,500 issued and outstanding shares of common stock. Following the offering, there will be up to 41,548,500 shares issued and outstanding, assuming no exercise of options to purchase up to 850,000 shares common stock pursuant to three consulting agreements. All shares are of the same class and have the same rights, preferences and limitations.

        There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls. The absence of preemptive rights could result in a dilution of the interest of existing shareholders if additional shares of common stock are issued.

        There are no provisions in our Certificate of Incorporation or by-laws which would delay, defer or prevent a change of control.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore. The by-laws impose no limitations on the payment of dividends. However, we do not anticipate declaring dividends in the foreseeable future.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.


                             PLAN OF DISTRIBUTION

        This offering relates to the resale of our Common Stock by certain persons who are, or will become, stockholders of On The Go Healthcare, Inc. The selling stockholders consist of

STOCKHOLDER                                     NUMBER OF SHARES

Dutchess Private Equities Fund, L.P                    5,000,000
NFC Corporation                                        1,000,000
Mendel Rubinoff                                        1,000,000
1112396 Ontario Ltd                                      150,000

Total Class Common Stock being registered.             7,150,000


DUTCHESS PRIVATE EQUITIES FUND, L.P.

        On July 21, 2003, we entered into an Investment Agreement with Dutchess Private Equities Fund, L.P. Pursuant to the Investment Agreement, we may, at our discretion, periodically "put" or require Dutchess shares of our common stock. The aggregate amount that Dutchess is obligated to pay for our shares shall not exceed $2.5 million. For each share of common stock purchased under the Investment Agreement, Dutchess will pay 94% of the lowest three day average closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our Common Stock is traded for the five days immediately following the date on which we give notice to Dutchess of our intention to put such stock. Dutchess is a private limited partnership whose business operations are conducted through its general partner, Dutchess Capital Management, LLC. Our ability to put the shares under the Investment Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

        Pursuant to the Investment Agreement, we may periodically sell or "put" shares of Common Stock to Dutchess to raise capital to pay outstanding debt and to fund our working capital needs, by giving notice of Dutchess of our election to exercise the put right. A closing will be held seven trading days after such written notice at which time we will deliver shares of common stock and Dutchess will pay the purchase price for the shares. We may put shares pursuant to the Investment Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to put shares to Dutchess until Dutchess has paid a total of $2.5 million or until 36 months after the effectiveness of the accompanying Registration Statement, whichever occurs first.

        Among other restrictions, the amount of each advance is subject to a maximum advance amount of $1.0 million and based on an average daily volume of our common stock. Unless waived by Dutchess, and subject to a per put cap, the maximum amount of each put exercise is equal to, at our election (I) 200% of the average daily volume of the common stock for the 10 trading days prior to the applicable put notice multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (II)$20,000.

        We cannot predict the actual number of shares of common stock that will be issued pursuant to the Investment Agreement, in part, because the volume and purchase price of the shares will fluctuate and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.

        You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Investment Agreement at a discounted price between $0.05 and $0.75 per share assuming we only issued a maximum of 5,000,000 shares.


                       SHARE ISSUANCE AT VARIOUS PRICES

Share     Number of      Proceeds obtained   Total number     Percentage
price     shares to      form Investment     of shares        of total
          be issued(1)   Agreement           outstanding(2)   outstanding(3)

$0.050    5,000,000           250,000         41,548,500            12.0%
$0.100    5,000,000           500,000         41,548,500            12.0%
$0.150    5,000,000           750,000         41,548,500            12.0%
$0.200    5,000,000         1,000,000         41,548,500            12.0%
$0.250    5,000,000         1,250,000         41,548,500            12.0%
$0.300    5,000,000         1,500,000         41,548,500            12.0%
$0.350    5,000,000         1,750,000         41,548,500            12.0%
$0.400    5,000,000         2,000,000         41,548,500            12.0%
$0.450    5,000,000         2,250,000         41,548,500            12.0%
$0.500    5,000,000         2,500,000         41,548,500            12.0%
$0.550    4,545,455         2,500,000         41,093,955            11.1%
$0.600    4,166,667         2,500,000         40,715,167            10.2%
$0.650    3,846,154         2,500,000         40,394,654             9.5%
$0.700    3,571,429         2,500,000         40,119,929             8.9%
$0.750    3,333,333         2,500,000         39,881,833             8.4%


(1) Represents the number of shares of common stock to be issued to Dutchess at the prices set forth in the table assuming a draw down between $250,000 and $2,500,000.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Dutchess
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding (assuming no exercise of any options).

        All proceeds used under the Investment Agreement will be used for debt cancellation, employee compensation and for general working capital purposes. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $25,000 consisting primarily of professional fees incurred in connection with this registration.

        We engaged Pennaluna and Company as our placement agent with respect to the securities to be issued under the Equity Line of Credit and for these services will be paid 1/2% upon each put to a maximum of $10,000. Pennaluna and Company has no affiliation or business relationship with Dutchess.

OTHER  SELLING  STOCKHOLDERS

        In addition to the shares subject to our put right under the Investment Agreement, this prospectus also relates to the resale of 2,150,000 shares of common stock issued to 1112396 Ontario Ltd, Mendel Rubinoff and NFC Corporation prior to the date that the registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission.

PLAN  OF  DISTRIBUTION

        Our selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time

        - at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or
        - at prices  related  to  such  prevailing  market  prices,  or
        - in  negotiated transactions,  or
        - in a  combination  of  such  methods  of  sale.

        The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of their shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

        On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities. On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

        - engage in any stabilization activity in connection with any of the shares;
        - bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;
        - effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

        We have informed the selling stockholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated Transactions where no broker or other third party, other than the purchaser, is involved.

        The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of e shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

        In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

        We are not aware of any litigation or potential litigation affecting us or our assets or any of our subsidiaries.

LEGAL MATTERS

        The legality of our shares of common stock being offered hereby is
being passed upon by Amy Trombly, Esq.   Ms. Trombly will not receive a direct
or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

        The financial statements included in this prospectus, have been audited by Rosenberg Smith & Partners, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Rosenberg Smith & Partners has no direct or indirect interest in us, nor were they a promoter or underwriter

ADDITIONAL INFORMATION

        We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

        Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                          On the Go Healthcare, Inc.

                      Consolidated Financial Statements











                                  Contents


Independent Auditors' Report on Consolidated Financial Statements............F1

Consolidated Financial Statements:

  Consolidated Balance Sheet as of April 30, 2003 and July 31, 2002..........F2

  Consolidated Statements of Operations for the Nine Months
    Ended April 30, 2003 and 2002(Unaudited) and the years
    ended July 31, 2002 and 2001.............................................F3

  Consolidated Statements of Changes in Stockholders' Equity
    As of April 30, 2003 (Unaudited) and July 31, 2002 and 2001..............F4

  Consolidated Statements of Cash Flows for the for the Nine Months
    Ended April 30, 2003 and 2002 (Unaudited) and the years ended
    July 31, 2002 and 2001...................................................F5

  Notes to Consolidated Financial Statements.............................F6-F12








                  [Letterhead of Rosenberg Smith & Partners]
                         Independent Auditors' Report



Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada


We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as at July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of loss, changes in stockholders' equity and cash flows of On the Go Healthcare, Inc and subsidiary for the year ended July 31, 2001, were audited by other auditors whose report dated October 8, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2002 and the results of its operations and its cash flows for the year ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.



By:/s/Rosenberg Smith & Partners
-----------------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario
September 11, 2002


                                                                             F1

                       On the Go Healthcare, Inc.
                       Consolidated Balance Sheets
                  As of April 30, 2003 and July  31, 2002

ASSETS                                                 April 30,      July 31,
                                                         2003           2002
                                                       ----------   ----------
                                                      (Unaudited)
Current assets:
        Bank                                           $    1,313   $        -
        Accounts receivable                                14,080        8,203
        Inventory                                          65,366       48,763
        Prepaid expenses                                   60,806        1,578
                                                       ----------   ----------
        Total current assets                              141,565       58,544
                                                       ----------   ----------
Property and equipment, net of accumulated
  amortization                                             43,495       50,375
                                                       ----------   ----------
Other assets:
        Deferred income taxes                              97,473       88,191
         Capitalized web site development
         costs, net of accumulated amortization                 -        4,221
                                                       ----------   ----------
        Total other assets                                 97,473       92,412
                                                       ----------   ----------
Total assets                                           $  282,533   $  201,331
                                                       ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Bank indebtedness                              $   14,968   $   12,811
        Accounts payable and Accrued expenses              29,623       41,374
                                                       ----------   ----------
        Total current liabilities                          44,591       54,185
Notes payable to related parties                           86,925       20,846
                                                       ----------   ----------
Total liabilities                                         131,516       75,031
                                                       ----------   ----------

Stockholders' equity:
        Common stock; $.0001 par value; 50,000,000
          shares authorized 35,548,500 (July 31,2002
          - 29,613,500) issued and outstanding              3,555        2,962
        Additional paid-in capital                        603,873      457,958
        Accumulated other comprehensive loss               (7,140)     (18,489)
        Accumulated deficit                              (449,271)    (316,131)
                                                       ----------   ----------
        Total stockholders' equity                        151,017      126,300
                                                       ----------   ----------
                                                       $  282,533   $  201,331
                                                       ==========   ==========


The accompanying notes are an integral part of these consolidated
financial statements.                                                        F2

                        On the Go Healthcare, Inc.
                 Consolidated Statements of Operations
       For the nine months ended April 30, 2003 and 2002(Unaudited)
              For the years ended July 31, 2002 and 2001


                                   Nine months ended            Years ended
                                       April 30,                  July 31,
                                   2003        2002           2002        2001
                                (Unaudited) (Unaudited)
                                ----------  ----------  ----------  ----------
Sales                             $ 58,312    $ 54,808    $ 75,993    $ 11,274
  Cost of sales                     24,402      20,571      39,649       3,146
                                ----------  ----------  ----------  ----------
  Gross profit                      33,910      34,237      36,344       8,128
  Selling, general and
    administrative expenses        167,050     153,714     169,666     235,138
                                ----------  ----------  ----------  ----------
Loss from operations              (133,140)   (119,477)   (133,322)   (227,010)
  Other income(expense)
  Foreign currency exchange              -           -           -      (2,740)
  Other income                           -           -           -       3,155
                                ----------  ----------  ----------  ----------
Net loss before income taxes      (133,140)   (119,477)   (133,322)   (226,595)
  Income tax benefit                     -      22,284       4,059      90,638
                                ----------  ----------  ----------  ----------
Net loss                          (133,140)    (97,193)   (129,263)   (135,957)
                                ----------  ----------  ----------  ----------
Net loss per common share           ($0.00)     ($0.01)     ($0.01)     ($0.01)
                                ----------  ----------  ----------  ----------
Weighted average number of
  common shares outstanding     30,131,027  18,072,945  19,062,250  17,010,956
                                ==========  ==========  ==========  ==========




The accompanying notes are an integral part of these consolidated
financial statements.                                                        F3

                        On the Go Healthcare, Inc.
         Consolidated Statements of Stockholders' Equity (Deficiency)
          As of April 30, 2003 (Unaudited)and  July 31, 2002 and 2001


                                                                                               Accumulated
                                    Common stock        Additional                                other
                                  Number      Amount     paid in      Deficit   Comprehensive Comprehensive
                                                         capital                    Loss           Loss
                                ----------  ----------  ----------  ----------  -----------   -------------

 Balance July 31, 2000          16,000,000       1,600       3,385     (51,271)                        -339

  Common stock issued,
    net of offering costs
    of $11,918                   1,858,500         186     452,521

  Net loss for the period                                             (135,597)    (135,597)

  Foreign currency
    translation adjustment                                                           (2,028)         (2,028)
                                ----------  ----------  ----------  ----------  -----------   -------------

 Balance July 31, 2001          17,858,500       1,786     455,906    (186,868)   ($137,625)         (2,367)
                                ==========  ==========  ==========  ==========  ===========   =============
   Common stock issued,
     net of offering costs
     of $153,874                   380,000          38    ($58,874)
   Common stock issued for
     loans from related parties 11,000,000       1,100      58,917
   Common stock issued as
     compensation to Directors     375,000          38       2,009
   Net loss for the period                                            (129,263)    (129,263)
   Foreign currency
     translation adjustment                                                         (16,122)        (16,122)
                                ----------  ----------  ----------  ----------  -----------   -------------
 Balance July 31, 2002          29,613,500       2,962     457,958    (316,131)   ($145,385)        (18,489)
                                ==========  ==========  ==========  ==========  ===========   =============
   Common stock issued as
    compensation for rent,salary
    consulting and legal fees    5,935,000         593     131,686
  Net loss for the period                                             (133,140)    (133,140)
  Capital contribution                                      12,842
  Stock options issued                                       1,387
  Foreign currency
    translation adjustment                                                           11,349          11,349
                                ----------  ----------  ----------  ----------  -----------   -------------
 Balance April 30, 2003         35,548,500      $3,555  $  603,873   ($449,271)   ($121,791)        ($7,140)
                                ==========  ==========  ==========  ==========  ===========   =============



The accompanying notes are an integral part of the interim consolidated
financial statements.                                                        F4

                         On the Go Healthcare, Inc.
                    Consolidated Statements of Cash Flows
         For the nine months ended April 30, 2003 and 2002(Unaudited)
                 and the years ended July 31, 2002 and 2001


                                      April 30,              July 31,
                                  2003         2002        2002        2001
                              (Unaudited)  (Unaudited)
                               ----------   ---------   ---------   ---------
Operating activities
Net loss                       $(133,140)   $(97,193)   $(129,263)  $(135,957)
                               ----------   ---------   ---------   ---------
Adjustments to reconcile net
  loss to net cash used by
  operating activities:
    Amortization                  15,635      22,053       32,179      22,835
    Shares issued in
      consideration of
        services rendered        117,933           -        2,046           -
    Stock options issued in
      consideration of services
        rendered                   1,387
   (Increase) decrease in:
      Accounts receivable         (4,848)     (6,361)      (5,207)     (3,094)
      Inventory                  (10,937)    (25,043)     (25,093)    (24,815)
      Prepaid expenses           (56,225)          -         (393)    (89,945)
      Deferred income taxes            -     (18,618)           -      (1,133)
    Increase (decrease) in:
      Accounts payable and
        accrued expenses          11,108     (10,198)     (38,200)     45,173
                               ----------   ---------   ---------   ---------
Total adjustments                 74,053     (38,167)     (34,668)    (50,979)
                               ----------   ---------   ---------   ---------
Net cash used by operating
  activities                     (59,087)   (135,360)    (163,931)   (186,936)
                               ----------   ---------   ---------   ---------
Investing activities
  Acquisition of equipment             -           -            -     (65,592)
  Acquisition of website
    development costs                  -           -            -     (17,799)
                               ----------   ---------   ---------   ---------
  Net cash used by investing
    activities                         -           -            -     (83,391)
                               ----------   ---------   ---------   ---------
Financing activities
  Deferred offering costs              -      (9,794)      (9,794)   (145,691)
  Increase in bank indebtedness      759      12,666       12,767           -
  Proceeds on sale of capital stock    -      95,148       95,148     464,625
  Payments on loan payable to
    related parties               (4,763)    (33,751)      41,727         784
  Proceeds from loan payable
    to related parties            64,338      41,876       (2,949)    (15,801)
                               ----------   ---------   ---------   ---------
  Net cash provided by
    financing activities          60,334     106,145      136,899     303,917
                               ----------   ---------   ---------   ---------
Effect of exchange rate
  changes on cash                     66        (703)      (2,886)     (3,672)
                               ----------   ---------   ---------   ---------
Net (decrease) increase in cash    1,313     (29,918)     (29,918)     29,918
Cash at beginning of period            -      29,918       29,918           -
                               ----------   ---------   ---------   ---------
Cash at end of period             $1,313    $      -    $       -   $  29,918
                               ==========   =========   =========   =========
Supplemental disclosures of
  cash flow information
Income taxes                           -      (4,343)      (4,059)      4,265
                               ----------   ---------   ---------   ---------
Interest paid                          -           -          918           -
                               ----------   ---------   ---------   ---------


The accompanying notes are an integral part of these consolidated
financial statements.                                                        F5

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001






1.      Financial Statements

        The accompanying unaudited consolidated financial statements have been preparedin accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 2003, results of operations for the three and nine-month periods ended April 30, 2003 and 2002, and cash flows for the nine-months ended April 30, 2003 and 2002. Results for the three and nine-month periods are not necessarily indicative of fiscal year results.

        The accompanying consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended July 31, 2002.

        The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.


2.      Management's Plans

        The company's cash flow requirements are supported by loans from a related party.

        Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve operational results and its financial condition.


3.      Recent Events

        The company was listed on the Bulletin Board on February 5, 2003.


4.      Background Information and Business Acquisition

        On the Go Healthcare, Inc. (On the Go) is a Delaware corporation incorporated on July 21, 2000. The International Mount Company, LTD (International Mount) was incorporated under the laws of Canada in August 1993. On July 21, 2000, On the Go acquired International Mount in a business combination accounted for in a manner similar to a pooling of interests since it is a combination of entities under common control. International Mount became a wholly owned subsidiary of On the Go via a cash payment of $198 and the exchange of 16,000,000 shares of common stock of On the Go for all of the outstanding stock of International Mount. The accompanying consolidated financial statements are based on the assumption that the companies were combined for all periods presented.

        The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiary, The International Mount Company, LTD. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        Inventory, consisting mainly of finished healthcare products, is stated at the lower of cost (determined on an average cost basis) or market.

                                                                             F6

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


5.      Significant accounting policies

        The majority of cash is maintained with two major financial institutions in Canada. Deposits with these banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.

        The Company extends credit to its various customers based on the customer's ability to pay. Based on management's review of accounts receivable, no allowance for doubtful accounts is considered necessary.

        Inventory, consisting mainly of finished healthcare products, is stated at the lower of cost (determined on a specific item basis) or market.

        Plant and equipment are recorded at cost. Depreciation is calculated by the declining-balance and straight-line methods over the estimated useful lives of the assets, ranging generally from one to six years. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When plant and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

        The Company follows Statement of Financial Accounting Standards
        Board No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.
        SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In performing the review of recoverability, the Company estimates the future undiscounted cash flows that are expected to result from the use of the assets and their eventual disposition. Because events and circumstances frequently do not occur as expected, there will usually be differences between the estimated and actual future undiscounted cash flows, and these differences may be material.
        If an asset is determined to be impaired, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. During the periods presented, the Company determined that its long-lived assets were not impaired.

        The Company accounts for web site development costs in accordance with FASB Emerging Issues Task Force Issue No. 00-2. This pronouncement concludes that costs related to web site planning activities should be charged to operations as incurred; costs incurred in the web site application and infrastructure development stage should normally be accounted for pursuant to Statement of Position 98-1, Accounting for the Costs of Software to be Developed for Internal Use (SOP 98-1); fees incurred for web site hosting should be charged to operations over the period of benefit; and costs incurred in the operating stage should generally be expensed immediately.

                                                                             F7

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


        SOP 98-1 provides guidance on accounting for costs of computer software developed for internal use. Costs associated with software developed or obtained for internal use are capitalized when both the preliminary project stage is completed and the Company's management has authorized further funding of the project that it deems probable will be completed and used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services used in developing or obtaining internal-use software, (2) payroll and payroll related costs for employees who are directly associated with and who devote time to the internal use software project, and (3) interest costs incurred, when material, while developing internal use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and is ready for its intended purpose.

        Software development costs are being amortized on the straight-line basis over a period of two years. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. For the year ended July 31, 2001, the Company capitalized approximately $17,000 of costs related to the development of the Company's web site.

        Foreign currency translation adjustments arise from the translation of the functional currency of International Mount (Canadian dollars) into the reporting currency of On the Go (U.S. dollars). The balance sheet is translated at the exchange rate in effect at the balance sheet date, while the statement of operations is translated at the average rates of exchange during the period. The resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss).

        Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in currencies other than the functional currency of International Mount (Canadian dollars). These transaction gains and losses are included in results of operations.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        Offering costs associated with the sale of stock are capitalized and offset against the proceeds of the offering or expensed if the offering is unsuccessful.

        Basic earnings (loss) per common share is calculated by dividing net earnings (loss) by the average number of common shares outstanding during the year. Diluted earnings (loss) per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options. There are no potentially dilutive stock options outstanding for the periods presented.

        The Company recognizes revenue when title of goods passes to the customer (generally upon shipment).

        The Company records amounts billed to customers for shipping and handling costs as sales revenue. Costs incurred by the Company for shipping and handling are included in cost of sales.

                                                                             F8

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


        The Company offers discounts and point-of-sale rebates to its customers on its products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

        Advertising costs are charged to operations when the advertising first takes place. Advertising expense for the years ended
        July 31, 2002 and 2001 amounted to $4,739 and $12,445 respectively. The Company has not incurred any direct-response advertising costs.


6.      Plant and Equipment

        Plant and equipment consist of the following as of July 31;

                                          2002           2001

        Machinery and equipment       $ 75,347        $75,347
        Office equipment                10,074         10,074
        Computer software                9,942          9,942
        Computer hardware                2,261          2,261
        Leasehold improvements           4,854          4,854
                                     ---------      ---------
                                       102,478        102,478
        Less accumulated depreciation   52,103         26,049
                                     ---------      ---------
                                      $ 50,375        $76,429
                                     =========      =========

        Depreciation expense for Plant and Equipment for the years July 31, 2002 and 2001 were $ 32,179 and $22,835 respectively.


7.      Bank indebtedness

        The company has a line of credit in the amount of $18,000 that bears interest at the bank's prime lending rate plus 1/4% per annum. The line of credit is secured by a general assignment of book debts and the personal guarantee of one of the directors


8.      Notes Payable and Other Related Party Transactions

        Notes payable to related parties at July 31, 2002 in the amount of $20,846 (July 31, 2001 -$42,918) consist of amounts due to stockholders and affiliated companies. These notes are non-interest bearing, unsecured, and have been recorded on a non-discounted basis. As of July 31, 2002, the balance of $20,846 is not required to be repaid prior to August 1, 2003 and, therefore, is classified as a long-term liability on the accompanying consolidated balance sheet.

        Accounts payable and accrued expenses includes Accrued expenses due to a related party in the amount of $12,622 (2001 - $32,669).

        The above terms and amounts are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties. The terms of these transactions were more favorable than would have been attained if the transactions were negotiated at arms length.

                                                                             F9

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


9.      Capital Stock

        During the year ended July 31, 2001, the Company issued 1,858,500 shares of its common stock for proceeds of $452,521, net of offering costs of $11,918, under a private placement offering.

        During the year ended July 31, 2002, the Company issued 380,000 common shares at a price of $.25 per share. Issue costs totaling $153,874 were charged against the proceeds of this share issuance.

        On July 1, 2002, the company issued 11,000,000 common shares in settlement of a loan payable to a related party in the amount of $60,017.

        On July 1, 2002, the company issued 75,000 common shares to each of 5 directors of the company for a total issuance of 375,000. The amount of $2,047 has been included in Selling, General and Administrative expenses.

        The company issued 1,000,000 common shares to consultants on January 31, 2003. The services to be provided include general financial advisory services, investment banking services, management of sales force and retail base initiatives, the right to use photo images, and EDI services. The shares were recorded at the estimated value of the services rendered or to be rendered, an amount of $21,404, which is the value that is more readily available.

        In addition, the company issued 125,000 shares to its legal counsel for legal services rendered to July 31, 2002 for a total cost of $2,675 which is the estimated value of the services rendered.

        The principle shareholder agreed to forego management salaries payable in the amount of $12,842. This amount has been treated as a capital contribution as of January 31, 2003.

        The company issued 4,810,000 common shares during the 3rd quarter for consulting services to be provided over a period of one year, management salaries and rental of equipment for the quarter and rent for the period November 1, 2002 to January 31, 2004. The shares were recorded at the value of the shares at the date of issue and a total of $108,200 has been reflected as the consideration for the shares issued.


10.     Net loss per shares

        Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is antidilutive. The company has excluded 850,000 shares related to options.


11.     Lease Commitments

        The Company leases its operating facility from an entity owned by a family member of the Company's majority stockholder under a non-cancelable operating lease expiring in May 31, 2004. Total future minimum rental payments required under this lease as of July 31, 2002 are as follows:

                                                                            F10

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


        Year Ending July 31

        2003     $19,000
        2004      15,800
                ________
                $ 34,800
                ========
        Rent expense amounted to $19,000 and $18,035 for the years ended July 31, 2002 and 2001, respectively.

        The company has signed an agreement that for the period November 1,2002 to January 31, 2004 rent will be paid for by the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement.

        The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.


12.     Income Taxes

        On the Go Healthcare, Inc. is a corporation that reports and files a U.S. corporation business tax return. The Company's wholly owned subsidiary, The International Mount Company, LTD, is a corporation that reports and files its corporate business tax return with the Canada Customs and Revenue Agency, which governs the administration of income taxes for Canada. The components of the provision for income tax (benefit) expense consist of:

                                                    2002            2001

        Foreign                                  $(4,059)       $(90,638)

        The Company has a Canadian tax operating loss carry-forward of approximately $360,000 that expires in the years 2008 and 2009.

        The principal reason that the aggregate income tax provision is different from that computed by using the U.S. statutory rate of 34 percent is as follows:

                                                     2002           2001

        US statutory rate                         (45,329)       (77,042)
        Changes in tax resulting from foreign
                Income tax at rates other than US
                Statutory rate                    (12,343)       (13,596)
        Increase in valuation allowance            53,613              -
                                                   (4,059)       (90,638)

        In assessing the necessity for a valuation allowance for deferred tax assets, management considers whether it is "more likely than not" that some portion or all of these future deductible amounts will be realized as a refund or reduction in current taxes payable. Management has not recorded the full benefit of these deferred tax assets due to the uncertainty related to these future deductible amounts. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

                                                                            F11

                         On the Go Healthcare, Inc.
                Notes to Consolidated Financial Statements
       For the nine months ended April 30, 2003 and 2002(Unaudited)
                For the years ended July 31, 2002 and 2001


13.     Consulting agreements

        As detailed in the company's S-8 filing in July 2002, the company has signed agreements with eight individuals to provide general financial advisory services, investment banking services, management of sales force and retail base initiatives, the right to use photo images and EDI services. In the aggregate, 1 million common shares are to be issued as full consideration of these agreements. The shares were issued on January 31, 2003 and were recorded at the estimated value of the services rendered or to be rendered as that is the value that is more readily available. The total value of the shares issued aggregates $21,404. The services are to be rendered over a period commencing November 1, 2002 and February 1, 2003. The cost of the services are being expensed from the commencement of the agreements to July 31, 2003 and the excess of the cost over the expense to date is included in prepaid expenses.

        As detailed in the company's S-8 filing in April 24, 2003, the company has signed agreements with five individuals to provide financial advisory services, personnel services and legal services. In the aggregate, 1,660,000 common shares and 650,000 options were issued as full consideration of these agreements. The shares were issued on April 24, 2003 and were recorded at trading price on that day. The total value of the shares issued aggregates $33,200. The services are to be rendered over a period commencing March 1, 2003 and April 24, 2003. The cost of the services is being expensed over the terms of the agreements and the excess of the cost over the expense to date is included in prepaid expenses. The options are exercisable for one year until April 24, 2003 at an exercise price of $.20 per share. The value of the options has been estimated to be $1,387 using a risk-free interest rate of 1.27%, expected life of 1 year, expected dividend yield of 0% and an expected volatility of 150%.


14.     Cash flow

        As of January 31, 2003, management salaries aggregating $12,842 have been forgiven and this amount credited to additional paid in capital. As this was a non-cash transaction, the statement of cash flows does not include the following;

        Reduction in accounts payable                   ($12,842)
        Additional paid in capital due to capital contribution          $12,842

        As of July 31, 2002, the loan payable was settled through the issuance of common shares,. As this was a non-cash transaction, the statement of cash flows does not include the following;

        Reduction in loans payable                      ($12,842)
        Additional paid in capital due to capital contribution          $12,842


15.     Subsequent Event

        In July 2003, the company issued 1,000,000 common shares as consideration for consulting services by NFC Corporation

        On July 15, 2003, a consultant was issued an option to acquire 200,000 common shares at an exercise price of $.05 per share with an expiry of July 15, 2005. The option was issued in consideration of services rendered to the company. The value of the option has been estimated to be $12,278 computed based on the Black Scholes model, using a fair market value price of $.082 per share, volatility of 137% and a riskless interest rate of 1.35%.

                                                                            F12

_________________________________________       _______________________________


   No dealer, salesman or any other person         ON THE GO HEALTHCARE, INC.
has been authorized to give any information            7,150,000 Shares of
or to make any representations other than                 Common Stock
those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by On the Go
Healthcare, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.
Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

_____________________



   Until [90 days from the date of effectiveness],       _____________
all dealers effecting transactions in the
registered securities, whether or not                      PROSPECTUS
participating in the distribution thereof,               _____________
may be required to deliver a Prospectus.
This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.


                                                          July 29, 2003